Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of December 21, 2022

by and among

1847 ICU HOLDINGS INC., as the Buyer

1847 ICU ACQUISITION SUB INC., as Merger Sub

ICU EYEWEAR HOLDINGS INC.

and

SAN FRANCISCO EQUITY PARTNERS, as the Stockholder Representative

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 21, 2022, among 1847 ICU HOLDINGS Inc., a Delaware corporation (the “Buyer”), 1847 ICU ACQUISITION SUB Inc., a Delaware corporation (the “Merger Sub”), ICU Eyewear Holdings Inc., a California corporation (the “Company”) and SAN FRANCISCO EQUITY PARTNERS, in its capacity as the representative of the Stockholders (the “Stockholder Representative”). The Buyer, Merger Sub, the Majority Stockholders and the Stockholder Representative are from time to time herein each referred to as a “Party”, and collectively as the “Parties.”

BACKGROUND

WHEREAS, immediately prior to the consummation of the transactions contemplated by this Agreement, the Majority Stockholders and Stockholders who are not Majority Stockholders are the record and beneficial owners of all of the outstanding shares (the “Securities”) of capital stock of the Company, which consists of Common Stock (defined below) and Preferred Stock (defined below) in the specific amounts and classes set forth opposite each Stockholder’s name on Schedule 1; and

WHEREAS, immediately prior to the consummation of the transactions contemplated by this Agreement, the Persons listed as owners of the Options on Schedule 1 (each an “Optionholder”) hold Options to acquire shares of Common Stock or other Securities, in the specific amounts set forth opposite each Optionholder’s name on Schedule 1, all of which Options will be cancelled simultaneously with the Effective Time; and

WHEREAS, pursuant to this Agreement, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Buyer on the terms and subject to the conditions set forth herein (the “Merger”); and

WHEREAS, the respective board of directors or board of managers of the Company, Buyer, and Merger Sub have each (1) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders or members and (2) approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of the Company has determined to recommend to the Company’s stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is delivering to Buyer and Merger Sub a written consent of the Requisite Percentage of its voting stockholders evidencing their adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby as required by the [California Corporate Code] and the Company’s Governing Documents; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Stockholders are delivering to Buyer and Merger Sub Letters of Transmittal from such Stockholders holding the Requisite Percentage.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.01 and other defined terms will have the meanings given to them elsewhere in this Agreement:

“Accounts Receivable” means accounts receivable, trade receivables, and other similar receivables, and any security, claim, remedy, or other right related to any of the foregoing, in each case relating to or arising out of the business of the Company.

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, excluding any portfolio company of such Person unless such portfolio company receives or has received any Confidential Information or is bound by a duty of confidentiality pursuant to a confidentiality or non-disclosure agreement with respect thereto (it being understood that possession or knowledge of Confidential Information by a director, officer or employee of such Person who is a member of the board of directors (or similar governing body) or officer or employee of any such portfolio company shall not, in and of itself, result in such Confidential Information being deemed to have been received by such portfolio company). For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, membership interests or other equity interests, as trustee or executor, by Contract or otherwise.

“Ancillary Agreements” means the Stockholders Subordinated Notes.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“CCC” shall mean the California Corporations Code.

“Cash Portion” means (a) Four Million Dollars ($4,000,000) minus (b) the amount of any unpaid Indebtedness of the Company existing as of the Closing Date, minus (c) any Transaction Expenses.

“Closing” and “Closing Date” have the respective meanings set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean shares of the Company’s common stock, $0.001 par value.

“Company Indebtedness” means Indebtedness of the Company as of the Effective Date.

“Company Stock Plan” means the ICU Eyewear Holdings, Inc. Stock Incentive Plan and any other benefit plan or arrangement of the Company pursuant to which shares of Common Stock are issued to Persons as part of a compensation arrangement or in exchange for services rendered to the Company.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Fraud” means actual common law fraud as defined under Delaware law with the elements of scienter and reliance in the making of representations or warranties of the Company in this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indebtedness” means (a) all obligations of the Company for borrowed money; (b) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Company, whether or not the obligation secured thereby has been assumed; (d) all guarantees by the Company of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of the Company as an account party in respect of letters of credit and letters of guaranty.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (ii) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (vi) Internet domain name registrations.

“Inventory” means all inventories of raw materials, supplies, work-in-process, finished goods, and other materials used in or held for use in the business of the Company.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of any one or more of the Majority Stockholders after reasonable inquiry and the actual knowledge of Kirk Hobbs, who is not a Majority Stockholder, after reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question; it being understood and agreed that a review of one’s files shall satisfy such reasonable inquiry.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all Indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Majority Stockholders” mean the following Stockholders who own shares of Preferred Stock and/or a majority of the shares of Common Stock in such amounts and classes as listed on Schedule 1 hereto: Oceanus; San Francisco Equity Partners III, LP; San Francisco Equity Partners II, LP; San Francisco Equity Partners LP; Pacific Community Ventures Investment Partners III, LLC; and Hsueh-Chih Chao Lan.

“Material Adverse Effect” means any material adverse effect on the assets, properties, or condition (financial or otherwise), of the Company or the Buyer, as the case may be; provided, that in the case of the Company, none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on the Company as compared to any of the other companies in the Company’s industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, except to the extent such adverse effect has a materially disproportionate effect on the Company as compared to any of the other companies in the Company’s industry or industry sector, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect; (c) any adverse effect resulting from changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent such change in regulatory, legislative or political condition has a materially disproportionate effect on the Company as compared to any of the other companies in the Company’s industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyber attacks, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber attacks, terrorism or military actions), pandemic or epidemic (including the COVID-19 pandemic, including the continuation or worsening of the COVID-19 pandemic) in the United States or any other country or region in the world, except to the extent such conditions or actions has a materially disproportionate effect on the Company as compared to any of the other companies in the Company’s industry or geographies in which the Company operates, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect; (e) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement, the Ancillary Agreements or the pendency or consummation of the transactions contemplated hereby or thereby, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; (f) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (g) any adverse effect resulting directly or indirectly from (i) any action taken by the Company at Buyer’s direction, (ii) any action referred to in taken by the Company with Buyer’s consent, (iii) the failure to take any action referred to in Section 5.02 that was not taken by the Company because Buyer withheld its consent; (h) the failure of the Company to meet internal expectations or projections; (i) any adverse effect resulting directly or indirectly from any breach by Buyer of any provision of this Agreement or the taking of any other action by Buyer; (j) the availability or cost of equity, debt or other financing to Buyer; or (k) any matter disclosed in the Disclosure Schedule to the extent the effect is reasonably foreseeable from the disclosure therein or the documents referenced therein.

“Merger Consideration” means (a) the Cash Portion plus (b) the Stockholder Subordinated Notes in the aggregate principal amount of Five Hundred Thousand Dollars ($500,000) payable to the Stockholders on the one-year anniversary of the Effective Date as set forth on Schedule 1 hereto.

“Net Working Capital” means (i) Accounts Receivable; plus (ii) Inventory; plus (iii) prepaid expenses and other current assets of the Company as of the Closing Date excluding cash; less (iv) current accounts payable, accrued liabilities and outstanding checks and other current liabilities as of the Closing Date and in accordance with Section 2.02(a).

“Net Working Capital Target” means $6,600,000.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, clearance, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (i) Liens for current Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory Liens of landlords and workers,’ carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business not yet overdue or that are being contested in good faith, (iii) Liens, easements, servitudes, covenants, conditions, restrictions, encroachments and other similar non-monetary matters affecting title to any assets of the Company and other title defects which do not materially interfere with the present or proposed use of the properties by the Company or assets they affect taken as a whole, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such leased real property and which are not violated in any material respect by the current use and operation of such leased real property or the operation of the business of the Company, (v) Liens that will be released prior to or as of the Closing, (vi) Liens arising under this Agreement, (vii) Liens created by or through the Buyer, or (viii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company to conduct its business as currently conducted and do not materially adversely affect the value of, or the ability to sell, such personal properties and assets.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preferred Stock” means shares of authorized capital stock of the Company designated as (i) Series A-2 convertible preferred stock, $0.001 par value, (ii) Series A-1 convertible preferred stock, $0.001 par value, and (iii) Series A convertible preferred stock, $0.001 par value, in each case having the terms, rights and designations set forth in the Company’s Certificate of Incorporation and any related certificate(s) of designation.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Stockholders Subordinated Notes” Five Hundred Thousand Dollar ($500,000) of the principal amount with a term of one-year from the Effective Date, be subordinated, and accrue interest at a rate of 6% annually payable upon maturity on the terms, as set forth in the unsecured promissory note issued by the Buyer in a form reasonably acceptable to each of the Buyer and the Company.

“Stockholder” means any Person that owns Common Stock or Preferred Stock of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, in each case, imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Transaction Expenses” means, to the extent not paid by the Company before the Closing, the amount of all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company incurred by or on behalf of, or to be paid by, the Company in connection with the negotiation and execution of this Agreement and the other transaction documents and the consummation of the Merger.

“Transaction Proposal” means any written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) the entry into any agreement to, or effecting any transaction that is materially inconsistent with the implementation of the transactions contemplated hereby.

“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) the term “as of the Closing,” “as of the Closing Date,” “as of the Effective Time” or “at the Effective Time” when used to calculate financial amounts in this Agreement will be as of 11:59 p.m. New York time on the Closing Date.

Article II
MERGER

Section 2.01 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and CCC, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a direct wholly-owned subsidiary of Buyer.

Section 2.02 The Closing; Effective Time.

(a) Closing. The consummation of the Merger and the other transactions contemplated hereby (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties on the day on which the last of the conditions to closing contained in Article VI of this Agreement (other than any conditions that by their nature are to be satisfied at the Closing) are satisfied or waived in accordance with this Agreement or such other date as the Buyer, Merger Sub and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

(b) Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing the certificate of merger in customary form and substance for the Merger (“Certificate(s) of Merger”), in accordance with the applicable provisions of the DGCL, with the Secretary of State of Delaware and in accordance with the applicable provisions of the CCC, with the Secretary of State of California. The Merger shall become effective at 11:59 p.m. Eastern Time on the date the Certificates of Merger are filed with the Secretary of State of Delaware and the Secretary of State of California, respectively (such time as the Merger becomes effective, the “Effective Time”).

Section 2.03 Certificate of Incorporation and Bylaws; Board and Officers. From and after the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any other Person:

(a) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in a form reasonably acceptable to Buyer and the Company and shall be the certificate of incorporation of the Surviving Corporation;

(b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in in a form reasonably acceptable to Buyer and the Company and shall be the bylaws of the Surviving Corporation; and

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation immediately after the Effective Time.

Section 2.04 Effects of the Merger. By virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company or any other Person, the following shall occur:

(a) Treasury Stock. At the Effective Time, all capital stock of the Company held by the Company as treasury stock immediately prior to the Effective Time shall be automatically cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Company Capital Stock. At the Effective Time, each (i) issued and outstanding share of Preferred Stock (other than Securities to be cancelled in accordance with Section 2.04(a) and any Dissenting Shares) shall be automatically cancelled and converted into the right to receive its applicable portion of the Merger Consideration in the amount set forth on Schedule 1 (the “Allocated Portion”), without any interest thereon and subject to any withholding taxes required by applicable law and (ii) each issued and outstanding share of Common Stock shall be cancelled without any consideration paid therefor.] For the avoidance of doubt, as of the Effective Time, all shares of Common Stock and Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Securities shall thereafter cease to have any rights with respect thereto (except the right to receive the consideration set forth in this Section 2.04(b)). At the Closing, Buyer will deliver to each Selling Stockholder holding shares of Preferred Stock immediately prior to the Effective Date its Allocated Portion to an account or accounts designated by the Majority Stockholders in writing prior to the Closing.

(c) Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Cancellation of Stock Options. Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock (each, an ” Option”), under any Company Stock Plan, whether or not then exercisable or vested, shall be cancelled, without payment made in exchange therefor.

(e) Impact of Stock Splits, Etc. In the event of any change in the number of Securities, or securities convertible or exchangeable into or exercisable for Securities issued and outstanding after the date of this Agreement and prior the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration shall be equitably adjusted to provide to the holders of Securities the same economic effect as contemplated by this Agreement prior to such event.

(f) Tax Treatment. For income Tax purposes, the Parties agree to treat the merger of Merger Sub with and into the Company as a sale of the Securities from the Stockholders to Buyer.

Section 2.05 Payments. The Buyer shall make payment of the Merger Consideration as set forth in this Section 2.05. The Merger Consideration shall be allocated among the Stockholders of the Company in accordance with their respective Allocated Portion as set forth in Schedule 1. On the Closing Date, the Buyer shall make payment of the aggregate Merger Consideration, subject to adjustment as described in Section 2.07 below, by wire transfer of immediately available funds to the accounts designated in writing by the Stockholder Representative (as defined below) at least two (2) Business Days prior to the Closing Date.

Section 2.06 Stockholder Representative. The Stockholders, by virtue of their approval of this Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, San Francisco Equity Partners (together with its permitted successors, the “Stockholder Representative”), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him or her under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and irrevocable. The Stockholders Representative shall not be liable for any action taken or not taken by it in connection with its obligations under this Agreement (i) with the consent of stockholders who, as of the date of this Agreement owned more than fifty percent (50%) in interest of the outstanding Securities or (ii) in the absence of its own gross negligence or willful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, its successor shall be named by those persons holding more than fifty percent (50%) in interest of the Securities outstanding at the Effective Time who shall serve and exercise the powers of Stockholder Representative hereunder.

Section 2.07 Working Capital Adjustment.

(a) Prior to the Closing, the Company shall deliver to Buyer an unaudited balance sheet of the Company (the “Adjustment Balance Sheet”) as of the month end immediately prior to the Closing Date together with a certificate stating that the Adjustment Balance Sheet was prepared in accordance with GAAP and consistent with the Company’s past practices so as to present fairly in all material respects the financial condition of the Company as of such date. Buyer shall have a reasonable period of time to review the Adjustment Balance Sheet and related work papers and ask questions of the Company and the Company’s accountant regarding the same until the Parties mutually agree on the Adjustment Balance Sheet. If the Parties fail to mutually agree on the Adjustment Balance Sheet, then the Buyer may terminate this Agreement in accordance with Section 7.01(d) hereof.

(b) If the Net Working Capital as reflected on the Adjustment Balance Sheet exceeds the Net Working Capital Target, then the Aggregate Principal Amount shall be increased by such excess. If the Net Working Capital Target exceeds the Net Working Capital as reflected on the Adjustment Balance Sheet, then the Aggregate Principal Amount shall be decreased by such excess. Any such adjustment shall be treated as an adjustment to the Purchase Price.

(c) As soon as practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), the Buyer shall cause its auditor to prepare and deliver to the Stockholder Representative an unaudited balance sheet of the Company (the “Closing Date Balance Sheet”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the Adjustment Balance Sheet so as to present fairly in all material respects the financial condition of the Company. The Stockholder Representative shall cooperate with the Buyer and its auditor and provide all reasonable information requested by the Buyer and its auditor as necessary to prepare the Closing Date Balance Sheet.

(d) If the Net Working Capital as reflected on the Closing Date Balance Sheet exceeds the Net Working Capital as reflected on the Adjustment Balance Sheet, then the Aggregate Principal Amount shall be increased by such excess. If the Net Working Capital as reflected on the Adjustment Balance Sheet exceeds the Net Working Capital as reflected on the Closing Date Balance Sheet, then the Aggregate Principal Amount shall be decreased by such excess. Any such adjustment shall be treated as an adjustment to the Purchase Price.

(e) In the event the Stockholder Representative does not agree with the Net Working Capital as reflected on the Closing Date Balance Sheet, the Stockholder Representative shall so inform the Buyer in writing within forty-five (45) days of the Stockholder Representative’s receipt thereof, such writing to set forth the objections of the Stockholder Representative in reasonable detail (the “Dispute Notice”). Any item or amount that the Stockholder Representative does not dispute in the Dispute Notice within such forty-five (45) day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, the Stockholder Representative and the Buyer shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements relating to the Net Working Capital as reflected on the Closing Date Balance Sheet that were disputed in the Dispute Notice. If at the end of such period the Stockholder Representative and the Buyer cannot reach agreement as to any disputed matter relating to the Net Working Capital as reflected on the Closing Date Balance Sheet, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized independent accounting firm, reasonably acceptable to the Stockholder Representative and the Buyer, which shall not be the independent accountants of the Stockholder Representative or the Buyer (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of this Section 2.07 and the related definitions in this Agreement and the written presentations by the Stockholder Representative and the Buyer, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. The Dispute Auditor’s determination of the Net Working Capital shall be made within forty-five (45) days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Stockholder Representative and the Buyer. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 2.07 shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 2.07(e), and the Buyer shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by the Buyer in connection with any dispute governed by this Section 2.07. The Dispute Auditor shall allocate its fees and expenses between the Buyer and the Stockholder Representative (on behalf of the Company Stockholders) according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Stockholder Representative or lesser than the smallest value for such item claimed by either the Buyer or the Stockholder Representative. Any determinations made by the Dispute Auditor pursuant to this Section 2.07 shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud.

(f) The Stockholder Representative shall be entitled to have access to the books and records of the Company and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

Section 2.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time held by any Stockholder who has not voted in favor of the Merger or consented thereto in writing and has properly exercised its dissenter’s rights under Chapter 13 of the CCC (such shares, the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive its portion of the Merger Consideration, but shall be entitled only to such rights with respect to such Dissenting Shares as may be granted to such holder pursuant to Chapter 13 of the CCC. Each holder of Dissenting Shares who, pursuant to the provisions of Chapter 13 of the CCC, becomes entitled to payment of the fair value of such shares of Common Stock or Preferred Stock shall receive payment therefor (but only after the value thereof shall have been agreed upon or finally determined pursuant to the provisions of the CCC), with interest paid thereon only to the extent required by the CCC. If a holder of any Dissenting Shares shall become entitled to receive payment of the fair value for such shares pursuant to the CCC, then Buyer shall make such payment pursuant to the CCC. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Buyer shall issue and deliver, upon surrender by the holder of the certificate or certificates representing such Securities, the consideration, if any, to which such Stockholder would otherwise be entitled pursuant to Section 2.04 with respect to such shares of Common Stock or Preferred Stock; provided, that unless required by a Governmental Order, in no event shall any such Stockholder receive such amounts unless and until such Stockholder has delivered his, her or its Letter of Transmittal to Buyer. Following the Closing, Buyer shall give the Stockholder Representative (a) reasonably prompt notice of any demands received by Buyer or the Surviving Corporation for appraisal of shares of Common Stock or Preferred Stock pursuant to the CCC, withdrawals of such demands and any other instruments served pursuant to the CCC and received by Buyer or the Surviving Corporation and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands.

Section 2.09 Tax Withholding. Notwithstanding any provision contained herein to the contrary, the Buyer, the Company and the Surviving Corporation shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code, or under any applicable provision of state, local or foreign tax law. To the extent amounts are so withheld and timely paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If the Buyer, the Company, or the Surviving Corporation determine that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), the Buyer, the Company or the Surviving Corporation shall use commercially reasonable efforts to, prior to deducting or withholding any such amounts, notify the Person in respect of which such deduction and withholding was made and shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required.

Article III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date of delivery of the Disclosure Schedule and as of the Closing, except as set forth in the schedule of exceptions that shall be delivered to the Buyer in final form at or before the Closing (the “Disclosure Schedule”) corresponding to the applicable sections of this Article III. The Disclosure Schedule shall be true, correct and complete as of the Closing. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

Section 3.01 Organization; Standing and Power; Authority and Enforceability. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation or organization, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. Assuming the due authorization, execution and delivery by each other party hereto, constitute a legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by the Bankruptcy and Equity Exception.

Section 3.02 Subsidiaries. The Company does not have any Subsidiaries.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 12,500,000 shares of Common Stock, of which 925,106 shares are issued and outstanding and 8,200,000 shares of Preferred Stock, consisting of 2,000,000 authorized shares of Series A-2 convertible preferred stock, $0.001 par value, of which 1,933,639 shares are issued and outstanding; 3,200,000 authorized shares of Series A-1 convertible preferred stock, $0.001 par value, of which 3,175,627 shares are issued and outstanding; and 3,600,000 authorized shares of Series A convertible preferred stock, $0.001 par value, of which 3,299,640 shares are issued and outstanding.

(b) The Company has no plans or agreements pursuant to which they have granted or committed to grant any option or right to acquire stock or any other award payable in or based upon the stock or membership interests of the Company. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any stock or other equity or voting interests of the Company and there are no “phantom interest” rights, interest appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional stock or membership interests, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, stock, or other equity or voting interests in, the Company, or any “phantom interests” right, interest appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any equity or voting interests of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any of the Company’s shareholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any stock of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or stockholder agreements to which the Company is a party with respect to the voting of stock in the Company or with respect to the granting of registration rights for any of the stock in the Company. There are no rights plans affecting the Company.

(e) The Company has no outstanding Indebtedness.

Section 3.04 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, (ii) to the Knowledge of the Company and assuming compliance with the filing and notice requirements set forth in Section 3.04(b)(i), violate any Law applicable to the Company on the date hereof or (iii) violate any Contract to which the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (i) for the consents and filings set forth in Section 3.04 of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Financial Statements. Section 3.05 of the Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2021 and December 31, 2020 and the related unaudited combined statements of income, stockholders’ equity and cash flows for the years ended December 31, 2021 and December 31, 2020 (the “Annual Financial Statements”) and (ii) the unaudited combined balance sheet of the Company as of September 30, 2022 and the related statements of income, stockholders’ equity and cash flows for the nine month period ended September 30, 2022 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company as of the indicated dates and for the indicated periods (subject to normal year-end adjustments and the absence of notes).

Section 3.06 Taxes.

(a) All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Company, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or sharing agreement.

Section 3.07 Compliance with Laws and Orders; Permits.

(a) To the Knowledge of the Company, the Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Company, the Company owns, holds, possesses, or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08 No Undisclosed Liabilities. The Company does not have any Liabilities, except for (a) Liabilities set forth in the Interim Financial Statements, (b) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business, (c) Liabilities arising in connection with the Merger or the transactions contemplated thereby, (d) Liabilities to be included in the computation of Indebtedness or Transaction Expenses as of the Closing, and (e) Liabilities to be included in the computation of Net Working Capital.

Section 3.09 Tangible Personal Assets.

(a) Except as set forth in Section 3.09 of the Disclosure Schedule, the Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, except for Permitted Liens.

(b) The Company’s tangible personal assets are in operating condition and working order and repair, when taken as a whole, subject to ordinary wear and tear and repairs from time to time in the ordinary course of business and are suitable for the purposes for which they are currently being used.

Section 3.10 Real Property. The Company does not own any real property. Section 3.10 of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee. The Company has made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Company, (a) all Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (b) no party to any Real Property Lease is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any Real Property Lease, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11 Intellectual Property.

(a) Section 3.11 of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company that is registered or subject to an application for registration (the “Company-Owned Intellectual Property”) (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(b) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(c) (i) The Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Company, no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Company, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has not made any claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(d) The Company has not permitted or granted a license to any Person to use any Company-Owned Intellectual Property.

(e) Section 3.11 of the Disclosure Schedule sets forth a true and complete list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company has been granted a license to use Intellectual Property that is material to and used in the conduct of the business by the Company.

(f) To the Knowledge of the Company, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Absence of Certain Changes or Events.

(a) Since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Financial Statements:

(i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

(ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the ordinary course of business;

(iii) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party or by which it is bound;

(iv) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(v) the Company has not made any capital expenditure (or series of related capital expenditures) outside the ordinary course of business;

(vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the ordinary course of business;

(vii) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(viii) there has been no change made or authorized in the articles of incorporation or bylaws (or comparable documents) of the Company;

(ix) the Company has not issued, sold, or otherwise disposed of any of its stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its stock;

(x) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(xi) the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(xii) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business; and

(xiii) the Company has not committed in writing to do any of the foregoing.

Section 3.13 Contracts.

(a) As of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for Indebtedness in excess of $25,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of equity, sale of assets or otherwise) other than this Agreement; or (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $25,000 in the calendar year 2022.

(b) The Company has made available to the Buyer true and complete copies of each of the Contracts set forth in Section 3.13(b) of the Disclosure Schedule. To the Knowledge of the Company, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14 Litigation. Section 3.14 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to, or to the Knowledge of the Company is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Actions set forth in Section 3.14 of the Disclosure Schedule could result in a Material Adverse Effect. None of the Company, the Company nor the directors and officers of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

Section 3.15 Employee Benefits.

(a) Section 3.15 of the Disclosure Schedule sets forth a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Company has delivered or made available to the Buyer copies of (i) the Company Benefit Plans, (ii) the most recent summary plan description for the Company Benefit Plans for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to the Company Benefit Plans intended to qualify under Section 401(a) of the Code or, with respect to a prototype or volume submitter plan, the most recent opinion letter from the IRS to the prototype plan or volume submitter plan sponsor.

(b) (i) None of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the prototype plan or volume submitter plan sponsor, to the effect that such Company Benefit Plan is so qualified and, to the Knowledge of the Company, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 3.16 Labor and Employment Matters. Section 3.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company to pay an annual salary of $100,000 or more and to which the Company is a party. To the Knowledge of the Company, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not a party to any collective bargaining agreement. The Company is in material compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and are not engaged in any unfair labor practice. There is no charge pending or, to the Knowledge of the Company, threatened against the Company alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board or any similar entity. The Company is in material compliance with all laws (i) with respect to classification of independent contractors and (ii) with respect to classification of employees as “exempt” or “nonexempt” from overtime requirements under applicable law.

Section 3.17 Environmental Matters. Except for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, (i) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (ii) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (iii) there are no Actions pending against the Company alleging a violation of any Environmental Laws.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its business, properties, assets, directors, officers or employees. Such insurance policies (a) are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such insurance policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) are sufficient for compliance in all material respects by the Company with all requirements of Law and of all agreements to which the Company is a party, and (c) are valid, outstanding and enforceable policies.

Section 3.19 Brokers’ Fees. The Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 3.20 Certain Business Relationships with the Company. No Seller, nor any Affiliate of any Seller, has been involved in any business arrangement or relationship with the Company within the past 12 months that involves more than $25,000, and no Seller, nor any Affiliate of any Seller, owns any material asset, tangible or intangible, which is used in the business of the Company.

Section 3.21 Equipment. Section 3.21 of the Disclosure Schedule sets forth a true and complete list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property (collectively, the “Equipment”) owned by the Company other than items having a net book or market value individually of less than $100,000 or expensed for tax purposes, as of the date of the Interim Financial Statements, and the Company has not acquired any Equipment in excess of such amount since such date. The Equipment, and all personal property held by the Company, are utilized by the Company in the ordinary course of business.

Section 3.22 Suppliers. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of the top 10 suppliers of the Company during the fiscal year ended December 31, 2021 and indicates with respect to each the name and dollar volume of business with the Company (including the primary categories, based on purchases or sales, of products or services bought or sold). The Company is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any supplier required to be disclosed on Section 3.22 of the Disclosure Schedule except as set forth therein. To the Knowledge of the Company, since the date of the Annual Financial Statements, no supplier required to be disclosed on Section 3.22 of the Disclosure Schedule has terminated its relationship with, or materially reduced its sales to, the Company.

Section 3.23 Inventory. All Inventory is owned by the Company, and all such inventory consists of a quality and quantity usable and salable in the ordinary course of business at customary gross margins, except for any inventory that is obsolete, discontinued, damaged, or of below standard quality or merchantability that has been written down to realizable fair market value on the Financial Statements. None of such inventory is obsolete, discontinued, damaged, overage, or of below standard quality or merchantability, except for items that have been written down to realizable market value on the Financial Statements. Each item of such inventory is reflected in the books and records of the Company on the basis of a complete physical count and is valued at the lower of cost, on a first-in, first-out basis, or market.

Section 3.24 Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney. Section 3.24 of the Disclosure Schedule lists all officers and directors (or equivalent governing positions) of the Company. Except as set forth in Section 3.24 of the Disclosure Schedule, the Company does not have an account or safe deposit box in any bank and no Person has any power, whether solely or jointly, to sign any checks on behalf of the Company, to withdraw any money or other property from any bank, brokerage or other account of the Company or to act under any power of attorney granted by the Company at any time for any such purpose. Section 3.24 of the Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Company.

Section 3.25 Accounts Receivable. Except as set forth in Section 3.25 of the Disclosure Schedule, all Accounts Receivable arose in the ordinary course of the business and represent or will represent valid obligations due. None of the Accounts Receivable is more than thirty (30) days past due.

Section 3.26 No Other Representations. Except for the representations and warranties contained in Article III, any Ancillary Agreement or any certificate delivered hereunder, neither the Company nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of the Company, or the business and operations or the assets of the Company.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

The Buyer and Merger Sub, jointly and severally, represent and warrant to the Company that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization. Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02 Authorization. Each of the Buyer and Merger Sub the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement and the Ancillary Agreements and the consummation by each of the Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of the Buyer and Merger Sub, respectively, and no other action is necessary on the part of the Buyer or Merger Sub to authorize this Agreement or the Ancillary Agreements or to consummate the Merger or the other transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements upon execution will be, duly executed and delivered by the Buyer and Merger Sub and, assuming the due authorization, execution and delivery by each other party hereto, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer and Merger Sub in accordance with their terms, except as limited by the Bankruptcy and Equity Exception.

Section 4.03 Noncontravention.

(a) Neither the execution and the delivery of this Agreement or any Ancillary Agreement, nor the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Buyer or Merger Sub, (ii) violate any Law applicable to the Buyer or Merger Sub on the date hereof or (iii) violate any Contract to which the Buyer or Merger Sub is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The execution and delivery of this Agreement or any Ancillary Agreement by the Buyer and Merger Sub does not, and the performance of this Agreement by the Buyer and Merger Sub will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (i) for post-closing securities filings or notifications required to be made under federal securities laws, or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer and any of its Subsidiaries, taken as a whole.

Section 4.04 Litigation. There are no Actions pending or, to the knowledge of Buyer and Merger Sub, threatened against Buyer or Merger Sub that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer, Merger Sub and any of their Subsidiaries, taken as a whole. None of Buyer, Merger Sub nor the directors and officers of Buyer has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Buyer or Merger Sub

Section 4.05 Investment Intent.

(a) To the knowledge of Buyer, Buyer has received all information that it deems necessary for making an investment decision regarding the purchase of the Securities. Buyer has evaluated the risks of purchasing the Securities. Buyer possesses such knowledge and experience in financial and business matters that renders Buyer capable of evaluating the merits and risks of an investment of this type. Buyer has determined that its investment in the Securities is suitable for it in light of its financial situation and needs. Buyer has adequate financial resources for an investment of this character. Buyer has no need for liquidity of its investment in the Securities to satisfy any existing or contemplated undertaking or indebtedness. Buyer is able to bear the economic risk of its investment in the Securities for an indefinite period of time. Buyer has sufficient net worth to sustain a loss of its entire investment in the Securities.

(b) Buyer is acquiring the Securities for (i) itself and not for any other Person and (ii) for investment purposes only and not with a view for distribution to any other Person. Buyer has no arrangement with any Person to assign or pledge any part or all of the Securities that it is purchasing.

(c) Buyer understands that the Securities will not be registered under the Securities Act of 1933 (the “Act”), in reliance on Section 4(1) and/or Section 4(2) of the Act and/or the applicable provisions of Regulation D promulgated thereunder (“Regulation D”), if applicable. Buyer understands that the Company does not have any obligation or intention of registering the Securities under any federal or state securities laws. Buyer understands that no federal or state agency has made any finding, determination, recommendation and/or endorsement of the Securities.

(d) Buyer agrees that the Securities may not be sold, transferred, assigned, pledged or hypothecated unless such Securities are registered or exempt from registration under the federal securities laws and all applicable state securities laws.

(e) Buyer certifies that it is an “accredited investor” as that term is defined in Regulation D.

(f) Buyer understands that the Company and the Majority Stockholders are relying on the information it has provided under this for purposes of establishing exemptions from registration under applicable securities laws.

Section 4.06 Financial Condition; Solvency. At the Closing, Buyer will have available funds necessary to pay the Cash Portion of the Merger Consideration in full. Immediately after giving effect to Buyer’s payment of the Cash Portion of the Merger Consideration in full and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements, Buyer shall be solvent, be able to pay its debts as they become due, own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and have adequate capital to carry on its business.

Section 4.07 Forward-Looking Statements. Notwithstanding anything contained in this Agreement or any other Ancillary Agreement to the contrary, each of Buyer and Merger Sub acknowledges and agrees that none of the Majority Stockholders or the Company, nor any other Person, have made or are making any representations or warranties of any kind or nature whatsoever, express or implied, concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company or the Business. Without limiting the generality of the foregoing, Buyer acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information.

Section 4.08 No Other Representations. Except for the representations and warranties contained in Article IV, any Ancillary Agreement or any certificate delivered hereunder, neither Buyer nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of Buyer, or the business and operations or the assets of Buyer.

Section 4.09 Non Reliance. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the other Ancillary Agreements and to consummate the transactions contemplated thereby and hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including, and subject to, the related portions of the Disclosure Schedules) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company); and (ii) none of the Company or any other Person has made any representation or warranty as to the Company or the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in Article III of this Agreement (including, and subject to, the related portions of the Disclosure Schedules).

Section 4.10 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Company.

Article V
COVENANTS; ADDITIONAL AGREEMENTS

Section 5.01 Consents. The Company will use its commercially reasonable efforts to obtain any required third-party consents to the Merger and the other transactions contemplated by this Agreement in writing from each Person.

Section 5.02 Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VII, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), shall:

(a) use commercially reasonable efforts to carry on its business in a manner consistent with past practice and refrain from extraordinary transactions;

(b) maintain the properties and other assets of the Company in good working order (normal wear excepted); and

(c) use the Company’s commercially reasonable efforts to maintain its business and employees, customers, assets and operations as a going concern and in accordance with past practice.

Section 5.03 Access. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VII, the Company will provide reasonable access to the Company’s financial, accounting, business records, contracts and other legal documents maintained by the Company for the purpose of the Buyer completing its due diligence investigation. The parties hereto will cooperate to complete due diligence in a reasonably expeditious timeframe.

Section 5.04 Transfer of Cash and Cash Equivalents; Transfer of Certain Assets. On or prior to the Closing, the Company will use commercially reasonable efforts to transfer or cause to be distributed all cash and cash equivalents of the Company, to, among other things, pay any fees owed by Company to brokers or advisors, to repay any Indebtedness and to distribute cash to the Majority Stockholders.

Section 5.05 Notice of Developments. The Majority Stockholders and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Majority Stockholders and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 5.05 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

Section 5.06 No Solicitation.

(a) The Majority Stockholders and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VII, without the prior consent of the Buyer, the Company will not, nor will it authorize or permit any of its Representatives, including, without limitation, the Majority Stockholders to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall immediately communicate to the Buyer the terms of any Transaction Proposal received by the Company, or any of their Representatives.

Section 5.07 Joinder Agreements. The Company shall use commercially reasonable efforts to cause each Majority Stockholder to execute and deliver to the Buyer on or prior to the Closing Date a joinder agreement, in a form reasonably satisfactory to the Buyer, the Company and the Majority Stockholders (each such agreement, a “Joinder Agreement”).

Section 5.08 Financial Information. The Company shall reasonably cooperate with the Buyer and the Buyer’s independent certified public accounting firm, in order to enable the Buyer to create audited financial statements prepared in accordance with GAAP for the two full fiscal years preceding the Closing Date and unaudited financial statements prepared in accordance with GAAP for any interim periods by making available the Company’ records as they are maintained in the ordinary course of business and answering reasonable questions.

Section 5.09 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, the Company, the Company and Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable.

Section 5.10 Confidentiality. Reference is made to that certain Non-Disclosure Agreement by and among the parties hereto (the “Confidentiality Agreement”). Effective upon the Closing, the Confidentiality Agreement will terminate; provided, however, that prior to the Closing, in addition to the exclusions already set forth in the Confidentiality Agreement, “Confidential Information” as defined in the Confidentiality Agreement shall not include information which is disclosed by the Buyer or its Affiliates pursuant to Applicable Law, the Securities Exchange Act of 1934. From and after the Closing the Stockholder Representative will treat and hold as confidential, refrain from using any of the Confidential Information (as defined in the Confidentiality Agreement) except in connection with this Agreement, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in the Stockholder Representative’s possession. In the event that the Stockholder Representative is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholder Representative will notify the Buyer promptly of the request or requirement so that the Buyer may seek (at Buyer’s sole expense) an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholder Representative is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that the Stockholder Representative may disclose the Confidential Information to the tribunal; provided, however, that the Stockholder Representative shall use its commercially reasonable efforts to obtain, at the request of the Buyer and at Buyer’s sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

Section 5.11 Terminated Agreements. Prior to the Closing, the Company shall cause each of the Contracts set forth on Schedule 2 attached hereto (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including by sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time.

Article VI
CONDITIONS TO OBLIGATIONS TO CLOSE

Section 6.01 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Merger is subject to the satisfaction by the Company, or the waiver by the Buyer, of the following conditions:

(a) The Company shall have obtained from its Stockholders approval of the Merger, this Agreement and all of the transaction contemplated hereby in accordance with applicable Law and the organizational documents of the Company.

(b) The representations and warranties of the Company set forth in this Agreement will be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company will have performed all covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger or perform its other obligations hereunder.

(d) The Buyer shall have completed its business, accounting and legal due diligence review of the Company and the Business, their assets and liabilities, and the results thereof shall be reasonably satisfactory to the Buyer.

(e) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of this Agreement, which has had or is reasonably likely to cause a Material Adverse Effect.

(f) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(g) No temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

(h) The Company shall have delivered evidence reasonably satisfactory to the Buyer of the Company’s organization and proceedings and its existence in the jurisdiction in which it is formed, including evidence of such existence as of the Closing.

(i) The Company shall have delivered to the Buyer the Disclosure Schedules in final form updated through and as of the date of the Closing in a form reasonably satisfactory to the Buyer.

(j) The Company shall have delivered to the Buyer a certificate of the Company, executed by an officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the conditions set forth in have been satisfied in all material respects.

(k) The Company shall have delivered to Buyer the final version of Schedule 1.

(l) The Buyer shall have received from each Majority Stockholder a duly executed Joinder Agreement.

(m) Each Stockholder receiving consideration as set forth on Schedule 1 shall have duly executed the Stockholders Subordinated Notes in a form reasonably acceptable to the Buyer and the Company.

Section 6.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction by the Buyer, or the waiver by the Company, of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The Buyer will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Merger and the other transactions contemplated by this Agreement.

(c) The parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

(e) The Buyer shall have obtained any consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties required to consummate the Merger.

(f) The Buyer shall have delivered to the Company a certificate of the Buyer, executed by an officer of the Buyer, dated as of the Closing Date, certifying on behalf of the Buyer that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) have been satisfied in all material respects.

(g) Each Stockholder receiving consideration as set forth on Schedule 1 shall have duly executed the Stockholders Subordinated Notes in a form reasonably acceptable to the Buyer and the Company.

Article VII
TERMINATION; AMENDMENT; WAIVER

Section 7.01 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Company at any time prior to the Closing;

(b) by either the Buyer or the Company if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Company if the Closing does not occur on or before the 30th day following the date hereof; provided that the right to terminate this Agreement under this Section 7.01(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if Company or the Company has breached its respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 6.01(a) or 6.01(b) would not be satisfied; or

(e) by the Company if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 6.02(a) or 6.02(b) would not be satisfied.

Section 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement will terminate and all rights and obligations of the parties under this Agreement shall automatically end without any Liability (other than with respect to any suit for breach of Sections 5.06 (No Solicitation) and 5.10 (Confidentiality) of this Agreement) on the part of the Buyer, the Company or the Stockholder Representative (or any member, stockholder agent, consultant or Representative of any such party); provided, that the provisions of Section 5.10, Sections 9.01 through 9.14 and this Section 7.02 will survive any termination hereof pursuant to Section 7.01.

Section 7.03 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, Merger Sub, the Company and the Stockholder Representative.

Section 7.04 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer. Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Company. Except for any waiver under the preceding sentences of this Section 7.04, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Article VIII
INDEMNIFICATION

Section 8.01 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive until the earlier of (i) the date that is twelve (12) months following the Closing Date, at which time they shall expire; provided, however, that (a) the representations and warranties set forth in Sections 3.01 (Organization; Standing and Power; Authority and Enforceability), 3.03 (Capitalization), 3.06 (Taxes), and 3.19 (Brokers’ Fees) of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), and for covenants that by their terms are to be performed after the Closing Date, all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until thirty (30) days after the expiration of the applicable statutes of limitations. To avoid any doubt, the parties hereto agree that the time limitations herein limit the time in which a claim may be brought even though such time limits may be less than those otherwise afforded under applicable statutes of limitations. If a claim has been brought within such time periods, the running of such time prior to the final adjudication of such claim shall not time bar the continuation of such claim.

Section 8.02 Indemnification by Majority Stockholders.

(a) From and after the Closing, each of the Majority Stockholders, severally and not jointly, in accordance with each such Majority Stockholder’s respective pro rata share of Merger Consideration received divided by total Merger Consideration paid to all of the Majority Stockholders (such quotient, a “Pro Rata Share”) as shown on Schedule 1 hereto, hereby agree to indemnify, defend and save the Buyer and, to the extent applicable, its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies assessments, losses, costs, expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants) (individually and collectively, the “Losses”, provided that Losses shall not include any consequential, exemplary or punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim)) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (i) any breach of any of the representations or warranties of the Company contained in Article III of this Agreement or (ii) the failure of the Company to perform any of their pre-Closing covenants or obligations contained in this Agreement.

Section 8.03 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Majority Stockholders and to the extent applicable, the Majority Stockholders’ Affiliates, employees, agents and representatives (each, a “Majority Stockholders Indemnified Party” and collectively the “Majority Stockholders Indemnified Parties”) harmless from and against any and all Losses suffered, sustained or incurred by any Majority Stockholders Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article IV of this Agreement or (b) the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement.

Section 8.04 Third Party Indemnification Procedures; Direct Claim Procedures.

(a) If a Buyer Indemnified Party or a Majority Stockholders Indemnified Party seeks indemnification under this Article VII, such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article VII. Such notice shall contain details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim including an estimate of the amount of claimed Losses (if known and quantifiable) and copies of all relevant pleadings, documents and information. Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except to the extent (and only to the extent) that the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.04(b), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, that (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided, further, that the Indemnifying Party shall not have the right to defend against such Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or other equitable relief against any Indemnified Party or any of its Affiliates, or (C) the Indemnified Party shall in good faith determine after consultation with outside counsel that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party.

(c) The Indemnifying Party shall notify the Indemnified Party within fifteen (15) days after having received any claim notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party has the right to and elects to assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.04, (i) the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party shall not enter into any settlement agreement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ at its expense separate counsel of its choice for such purpose (in which case the counsel of the Indemnifying Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim).

(d) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.04(c) within fifteen (15) days after receipt of notice of a Third Party Claim, or the Indemnifying Party is otherwise not entitled to defend the Indemnified Party pursuant to Section 8.04(b), then the Indemnified Party may defend, and be reimbursed by the Indemnifying Party for its reasonable and documented costs and expenses in regard to, the Third Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings. In such circumstances, the Indemnified Party may defend any such Third Party Claim and have full control of such defense and proceedings including the settlement, compromise or discharge thereof; provided, however, that no such Third Party Claim shall be settled, compromised or discharged by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim described in this Section 8.04(d) and to employ one separate counsel of its choice for such purpose (in which case the counsel of the Indemnified Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim). The fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(e) Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no Indemnified Party, upon reasonable advice of counsel, shall have any obligation to disclose any information the disclosure of which would reasonably be expected to result in a violation of applicable Law or is subject to attorney-client or any other privilege, and if requested by an Indemnified Party, the Indemnifying Party will enter into an appropriate joint defense agreement (or other privilege-preserving agreement) in connection with obtaining access to such information.

Section 8.05 Direct Claim Procedures. In the event an Indemnified Party brings a claim for indemnity against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give prompt notice in writing of such Direct Claim to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (excluding anything subject to attorney-client or similar privilege) with respect thereto and shall indicate the estimated amount, if reasonably known and quantifiable and assuming the truth of the facts asserted therein, of the Losses that have been or may be sustained by the Indemnified Party; provided, however, that (a) the notice with respect to a Direct Claim (a “Direct Claim Notice”) need only specify such information to the knowledge of such Indemnified Party as of the date of such notice and (b) shall be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Direct Claim Notice. The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim Notice. During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s and the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. The Indemnifying Party may object to a claim for indemnification set forth in a Direct Claim Notice by delivering a notice to the Indemnified Party seeking indemnification within sixty (60) days of the delivery of the applicable Direct Claim Notice (the “Direct Claim Objection Deadline”), setting forth in reasonable detail the objections to the Direct Claim. If the Indemnifying Party notifies the applicable Indemnified Party that it objects by the Direct Claim Objection Deadline or fails to object by the Direct Claim Objection Deadline, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Limitation on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Majority Stockholders to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 8.02(a) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a) The Majority Stockholders aggregate liability to the Buyer Indemnified Parties for Losses arising under Section 8.02(a)(i) (other than with respect to Fundamental Representations or Fraud for committed by a Seller) shall not exceed 10% of the Purchase Price, as adjusted, with the Buyer Indemnified Parties’ sole source of recovery with respect to such matters being against any unpaid outstanding principal amount of the Stockholders Subordinated Notes.

(b) The Majority Stockholders shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 8.02(a)(i) (other than with respect to Fundamental Representations or Fraud for committed by a Seller) until and unless the aggregate amounts indemnifiable for such breaches exceeds $40,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceeds $40,000, the Buyer Indemnified Parties shall be entitled to Losses only in excess of such $40,000 threshold.

(c) The Majority Stockholders aggregate liability to the Buyer Indemnified Parties for Losses arising under Section 8.02(a) with respect to Fundamental Representations or with respect to Fraud committed by the Company or a Seller shall not exceed the amount of the Purchase Price actually received by the Majority Stockholders.

(d) The Majority Stockholders shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 8.02(a) unless the claim therefor is asserted in writing on or prior to the expiration of the applicable indemnification matter.

(e) Subject to the other limitations set forth in this Section 8.06, (i) in no event shall the any Seller be liable for more than its Pro Rata Share of any Losses with respect to an indemnification claim pursuant to Section 8.02(a) and (ii) in no event shall the aggregate liability of any Seller for indemnification claims under Section 8.02 exceed the amount of the Purchase Price actually received by such Seller. For the avoidance of doubt, in no event shall any Seller be liable for Fraud committed by any other Seller.

(f) The amount of any Losses that are subject to indemnification under this Article VII shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Buyer Indemnified Parties from third parties (other than the Majority Stockholders) in respect of such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery), provided, that nothing in this Section 8.06(f) shall be construed as or give rise to an obligation to seek any such insurance, indemnification or reimbursement.

(g) All indemnification payments pursuant to this Article VIII shall be deemed to be adjustments to the Purchase Price.

(h) Any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.07 Payments. Payments of all amounts owing by an Indemnifying Party under this Article VIIIVIII shall be made promptly upon the final determination (i) by the written agreement between Buyer and the Majority Stockholders or (ii) by a final judgment or decree of any court of competent jurisdiction. In the event where the Majority Stockholders are the Indemnifying Party, the Buyer Indemnified Party shall first offset an amount equal to the amount of the Losses so determined against the unpaid outstanding principal amount of the Stockholders Subordinated Notes and second, subject to the limitations of this Article VII, in the event that the Losses so determined exceeds the then outstanding principal amount of the Stockholders Subordinated Notes, the Majority Stockholders shall pay an amount in cash equal to the excess of the Losses so determined over the then outstanding principal amount of the Stockholders Subordinated Notes to the Buyer Indemnified Party. In the event where Buyer is the Indemnifying Party, the Buyer shall pay to the Seller Indemnified Party an amount in cash equal to the amount of the Losses so determined.

Section 8.08 Exclusive Remedy. The indemnification provided pursuant to this shall be the sole and exclusive remedy for any Losses arising out of this Agreement or related to the transactions contemplated hereby; provided, that the foregoing shall not affect the right of Buyer or the Majority Stockholders, as applicable, (i) to seek specific performance or injunctive relief pursuant to of this Agreement or any Ancillary Agreement, (ii) to recover against any Party in connection with any claim with respect to Fraud, (iii) to recover pursuant to the terms of Section 2.08 of this Agreement, or (iv) to recover under the terms of any Ancillary Agreement pursuant to the terms set forth therein.

Article IX
MISCELLANEOUS

Section 9.01 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 9.02 Entire Agreement. This Agreement and the Ancillary Agreements (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

Section 9.03 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Company, and, in the case of assignment by the Company, the Buyer.

Section 9.04 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by electronic mail transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:	1847 ICU Inc.
590 Madison Avenue
21st Floor
New York, NY 10022
Attn: Ellery W. Roberts
Email:

with a copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua, Esq.
Email:

If to the Company:	ICU EYEWEAR HOLDINGS Inc.
c/o San Francisco Equity Partners
50 California Street Suite 1320
San Francisco, CA 94111
Attn: Scott Potter
Email:

with a copy to:	Cooley LLP
1144 15th Street, Suite 2300
Denver, CO 80202-2686
Attn: Kassendra D. Galindo
Email:

If to the Majority Stockholders:

To the address opposite such
Majority Stockholder’s name on Schedule 1

If to the Stockholder Representative:

San Francisco Equity Partners
50 California Street Suite 1320
San Francisco, CA 94111
Attn: Scott Potter
Email:

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

Section 9.06 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.07 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.09 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 9.10 Expenses. Except as otherwise provided in this Agreement or the Letter Agreement, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses. As used in this Section 9.10, “expenses” means the fees and out-of-pocket expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.12 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the Parties hereunder or in any Ancillary Agreement shall be limited to such Party and will be without recourse to any stockholder or member of such Party or any of such Party’s Affiliates, or any of their respective Representatives or agents (in each case, in their capacity as such).

Section 9.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or in equity.

Section 9.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

1847 ICU HOLDINGS Inc.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

MERGER SUB:

1847 ICU ACQUISITION SUB Inc.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

COMPANY:

ICU EYEWEAR HOLDINGS Inc.

By:	/s/ Kirk Hobbs
Name:	Kirk Hobbs
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

By:	/s/ Scott Potter
Name:	Scott Potter
Title:	Managing Partner